Exhibit 99.1

Contact:	Bryce Blair Chairman and Chief Executive Officer AvalonBay Communities, Inc. 703-317-4652

For Immediate Release

AVALONBAY COMMUNITIES, INC. ANNOUNCES
APPOINTMENT OF PETER S. RUMMELL AS NEW
INDEPENDENT DIRECTOR

ALEXANDRIA, VA (September 10, 2007) – AvalonBay Communities, Inc. (NYSE: AVB) announced today that Peter S. Rummell has been appointed to the company’s Board of Directors, effective September 18, 2007.  Rummell will serve as an independent director of the Company.

Mr. Rummell has served as Chairman and CEO of the The St. Joe Company, one of Florida’s largest real estate operating companies and the state’s largest private landowner, since January 1997.  From 1985 until 1996, he served as President of Disney Development and then as Chairman of Walt Disney Imagineering, the division responsible for Disney's worldwide creative design, real estate, research and development activities.  From 1983 until 1985, he was Vice Chairman of the Rockefeller Center Management Corporation in New York City.

“Peter brings a wealth of experience to our Board from a long and successful career in the real estate industry“, said Bryce Blair, Chairman of the Board and CEO.  “AvalonBay will benefit from the business, organizational, and development expertise that Peter has gained.”

About AvalonBay Communities, Inc.

As of June 30, 2007, AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, owned or held an ownership interest in 176 apartment communities containing 50,771 apartment homes in ten states and the District of Columbia, of which 16 communities were under construction and seven communities were under reconstruction.  AvalonBay is in the business of developing, redeveloping, acquiring, and managing apartment communities in high barrier-to-entry markets of the United States.  More information on AvalonBay, an S&P 500 company, may be found on the Company’s Web site at http://www.avalonbay.com.